UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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ZipRealty, Inc.

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ZipRealty, Inc.
2000 Powell Street, Suite 300
Emeryville, California 94608
(510) 735-2600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2008

To our Stockholders:

We are holding our 2008 annual meeting of stockholders on Wednesday, May 21, 2008, at 9:30 a.m. local time. It will be held at the Four Seasons Hotel, 757 Market Street, San Francisco, California 94103, telephone (415) 633-3000. Only stockholders of record on March 25, 2008 are entitled to notice of and to vote at our annual meeting or at any adjournment or postponement of it. The purposes of the meeting are:

1. To elect three Class I directors, each to serve for a term of three years expiring on the date of our 2011 annual meeting of stockholders or until a successor is duly elected and qualified;

2. To ratify the appointment of our independent registered public accounting firm for our fiscal year 2008; and

3. To transact any other business that may properly come before the annual meeting or any adjournment or postponement of it.

Your Board of Directors unanimously recommends that you vote to approve all of the proposals before you. Those proposals are described more fully in the accompanying proxy statement, which we urge you to read.

Your vote is important. Whether or not you plan to attend the meeting in person, you are urged to ensure that your shares are represented at the annual meeting by following the instructions on the enclosed proxy card. Please refer to the proxy card for more information on how to submit your vote.

By order of the Board of Directors,

Larry S. Bercovich
Secretary

April 18, 2008

ZipRealty, Inc.
2000 Powell Street, Suite 300
Emeryville, California 94608
(510) 735-2600

PROXY STATEMENT

Introduction

The accompanying proxy is solicited by the Board of Directors of ZipRealty, Inc., a Delaware corporation (“we,” “us,” “ZipRealty” or the “Company”), for use at our 2008 annual meeting of stockholders to be held on Wednesday, May 21, 2008, at 9:30 a.m. local time, or any adjournment thereof, for the purposes set forth in this proxy statement and the accompanying notice of annual meeting. The annual meeting will be held at the Four Seasons Hotel, 757 Market Street, San Francisco, California 94103, telephone (415) 633-3000.

These proxy solicitation materials were first mailed on or about April 18, 2008 to all stockholders entitled to vote at our annual meeting.

Questions and Answers about
the Proxy Materials and the Annual Meeting

Why did you send me this proxy statement?

We sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at our annual meeting of stockholders. That meeting is scheduled to take place on Wednesday, May 21, 2008, at 9:30 a.m. local time. This proxy statement summarizes information concerning the proposals to be voted on at that meeting. This information will help you to make an informed vote at the annual meeting.

What proposals will be voted on at the meeting?

We have scheduled two proposals to be voted on at the meeting:

1. The election of three Class I directors, each to serve for a term of three years expiring on the date of our 2011 annual meeting of stockholders or until a successor is duly elected and qualified; and

2. The ratification of the appointment of our independent registered public accounting firm for our fiscal year 2008.

What are the voting recommendations?

Your Board of Directors recommends that you vote your shares “FOR” the election of each of the nominees to the Board of Directors and “FOR” the other proposal listed above.

Who is entitled to vote?

Only stockholders of record of our common stock at the close of business on March 25, 2008, which is the record date for our annual meeting of stockholders, are entitled to notice of and to vote at our annual meeting. As of the close of business on the record date, 23,649,941 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of common stock held as of the record date.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and shares owned beneficially.

Stockholder of record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered to be the stockholder of record with respect to those shares, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed a proxy card for you to use.

Beneficial owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and your broker or nominee is forwarding these proxy materials to you. Your broker or nominee is considered to be the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

How can I vote my shares in person at the meeting?

Shares held directly in your name as the stockholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Even if you currently plan to attend the annual meeting, we recommend that you also submit your proxy as described below so that your vote will be counted if you later decide not to attend the meeting. You may vote shares held in street name in person only if you obtain a signed proxy from the record holder giving you the right to vote the shares.

How can I vote my shares without attending the meeting?

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the meeting.

Stockholder of record

You may vote by granting a proxy.  Please refer to the summary voting instructions included on your proxy card. You may vote by mail by signing your proxy card and mailing it in the enclosed postage prepaid and addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the card but do not provide instructions, your shares will be voted as described below in “How are votes counted?”

Beneficial owner

For shares held in street name, refer to the voting instruction card included by your broker or nominee.

Can I change my vote after I submit my proxy?

Yes.  You can change your vote at any time before we vote your proxy at the annual meeting.

Stockholder of record

If you are a stockholder of record you can change your vote by one of the following methods:

•	Send a written notice to our Secretary at our principal executive offices in Emeryville, California stating that you would like to revoke your proxy.

•	Complete a new proxy card and send it to our Secretary. The new proxy card will automatically replace any earlier-dated proxy card that you returned.

•	Attend the annual meeting and vote in person.

If you choose to revoke your proxy by attending the annual meeting, you must vote at the meeting in accordance with the rules for voting at the annual meeting. Attending the annual meeting will not, by itself, constitute revocation of your proxy.

Beneficial owner

If you instructed a broker or nominee to vote your shares, follow your broker or nominee’s directions for changing those instructions.

How are votes counted?

In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For any other proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Shares may also be present at a meeting as broker non-votes. Generally, broker non-votes occur when a broker holds shares in “street name” for a beneficial owner, the broker has not received voting instructions from the beneficial owner, and the broker indicates on a proxy that it does not have discretionary authority to vote on the proposal.

Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” on a proposal will be treated as being present at the meeting for purpose of establishing a quorum and will also be treated as being entitled to vote on the proposal. Broker non-votes will be treated as being present at the meeting for the purpose of establishing a quorum but will not be treated as being entitled to vote on the proposal and, therefore, will not affect voting results.

The inspector of election appointed for the meeting will tabulate all votes. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” all of our nominees to the Board of Directors, “FOR” all other items described in this proxy statement and in the discretion of the proxy holders on any other matters that properly come before the meeting).

What vote is required to approve each of the proposals?

With respect to the proposal to elect directors, the three nominees for election as Class I directors receiving the greatest number of “FOR” votes will be elected, even if those votes are less than a majority of shares present and entitled to vote. Votes “WITHHELD” are not counted towards the tabulation of votes cast for the election of directors.

Any other proposal requires the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. Note that shares that are voted “ABSTAIN” on a proposal may prevent the proposal from receiving the affirmative vote of a majority of the shares present and entitled to vote on the proposal and, therefore, have the same effect as votes “AGAINST” the proposal.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for each proxy and voting instruction card you receive.

How may I obtain a separate set of proxy materials or request a single set for my household?

If you share an address with another stockholder, you may receive only one set of proxy materials (including our Annual Report on Form 10-K and proxy statement) unless you have provided contrary instructions. If that is the case and you wish to receive a separate set of proxy materials now, please request the separate set by contacting our transfer agent, American Stock Transfer & Trust Company, in writing at 6201 15th Avenue, Brooklyn, New York 11219, Attention: Shareholder Services, by telephone at (800) 937-5449, or by facsimile at (718) 765-8718. Our transfer agent will then deliver the additional set of proxy materials promptly. You may also contact our transfer agent in the same fashion to give notice that you wish to receive a separate set of proxy materials in the future.

Similarly, if you share an address with another stockholder and have received multiple sets of our proxy materials, you may contact our transfer agent in the same manner set forth above to request delivery of a single set of these materials in the future.

Where can I find the voting results of the meeting?

We will announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008, which quarter ends June 30, 2008.

What happens if additional proposals are presented at the meeting?

Other than the proposals described in this proxy statement, we do not expect any matters to be presented for a vote at the annual meeting. If you grant a proxy, the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board of Directors.

Must a minimum number of stockholders vote or be present at the annual meeting?

A quorum of stockholders is necessary to hold a valid meeting. Our bylaws provide that a majority of all of the shares of our stock entitled to vote, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the annual meeting. Shares that are voted “FOR,” “AGAINST,” “WITHHELD” or “ABSTAIN” on any proposal, as well as broker non-votes, will be treated as being present and entitled to vote for purposes of establishing a quorum.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors.

Who will bear the cost of soliciting votes for the meeting?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We may also hire our transfer agent (American Stock Transfer & Trust Company) or another proxy solicitor to assist us in the distribution of proxy materials and the solicitation of votes. We will pay any proxy solicitor a reasonable and customary fee plus expenses for those services. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our beneficial stockholders.

Proposal 1 — Election of Directors

Terms of directors

We have a classified Board of Directors, with overlapping terms of office. The term for the Class I directors expires at the 2008 annual meeting, the term for the Class II directors expires at the 2009 annual meeting, and the term for the Class III directors expires at the 2010 annual meeting. Each director serves for a three-year term (or the remainder of a three-year term when the director is filling a vacancy) or until his or her successor is duly elected and qualified.

Our Board of Directors currently consists of seven members: three who are Class I directors, one who is a Class II director and three who are Class III directors. Our Board of Directors currently has one vacant Class II director seat; this vacancy was created by the departure of Mr. Marc L. Cellier from our Board of Directors in October 2007. Our Board of Directors is currently evaluating candidates to fill that vacant seat. Our Board of Directors has determined that each of its current members, except for Mr. Joseph Patrick Lashinsky and Mr. Richard F. Sommer, is independent within the meaning of the NASDAQ Stock Market, Inc. independent director standards.

Election of Class I directors

The Board of Directors’ nominees for election by the stockholders as Class I directors are Ms. Elisabeth H. DeMarse, Mr. Joseph Patrick Lashinsky and Mr. Donald F. Wood. These persons currently serve as Class I directors with terms of office expiring at the 2008 annual meeting. Our Corporate Governance and Nominating Committee has recommended these nominations. If elected, the three Class I nominees will serve as directors until our 2011 annual meeting or until their successors are duly elected and qualified. If any of the nominees declines to serve, proxies may be voted for a substitute nominee as we may designate. We are not aware of any reason that any of the nominees would be unable or unwilling to serve.

As long as a quorum is present, the three nominees for election as Class I directors receiving the highest number of votes “FOR” will be elected as the Class I directors. The persons named in the enclosed proxy intend to vote the shares represented by those proxies “FOR” the election of Ms. DeMarse, Mr. Lashinsky and Mr. Wood.

Directors

The following sets forth certain information concerning our directors, including the nominees for election at the 2008 annual meeting:

			Director
Name	Age	Position with the Company	Since

Class I Director Nominees:
Elisabeth H. DeMarse(1,2)	54	Director	2005
Joseph Patrick Lashinsky	41	Director, Chief Executive Officer and President	2007
Donald F. Wood(3)	53	Director, Chairman of the Board	1999
Class II Director Whose Term Expires at 2009 Annual Meeting:
Robert C. Kagle(2,3)	52	Director	1999
Class III Directors Whose Terms Expire at 2010 Annual Meeting:
Stanley M. Koonce, Jr.(1)	59	Director	2004
Richard F. Sommer	46	Director	2006
Gary A. Wetsel(1A,3)	62	Director	2007

(1)	Member of the Audit Committee.

(1A)	Member of the Audit Committee and financial expert.

(2)	Member of the Compensation Committee.

(3)	Member of the Corporate Governance and Nominating Committee.

Elisabeth H. DeMarse has served on our Board of Directors since July 2005. Ms. DeMarse has served as Chief Executive Officer and President of CreditCards.com, an internet financial services company, since November 2006. From December 2005 to October 2006, Ms. DeMarse served as CEO-in-Residence of Austin Ventures. From April 2000 until June 2004, Ms. DeMarse served as President and Chief Executive Officer of Bankrate, Inc., an internet financial services company. From 1998 to 2000, Ms. DeMarse served as Executive Vice President of Hoover’s Online, Inc., an internet financial services company. Prior to joining Hoover’s, Ms. DeMarse served for ten years as a senior executive in a variety of roles at Bloomberg L.P., a financial services organization. Ms. DeMarse currently serves on the board of directors of EDGAR-Online, Inc., an internet source for SEC filings, and is a certified member of the National Association of Corporate Directors. Ms. DeMarse holds a Masters of Business Administration degree from Harvard Business School and a Bachelor of Arts degree in history cum laude from Wellesley College.

Joseph Patrick Lashinsky has served as our Chief Executive Officer and a member of our Board of Directors since June 2007. Mr. Lashinsky has also served as our President since January 2007. From September 2006 to January 2007, Mr. Lashinsky served as our Executive Vice President of Product Strategy and Development. From April 2005 to September 2006, Mr. Lashinsky served as our Senior Vice President of Product Strategy and Development. From February 2000 to April 2005, Mr. Lashinsky served as our Vice President in a number of marketing, business development and sales positions. Prior to joining us, from March 1999 to February 2000, Mr. Lashinsky served as Group Marketing Manager at Del Monte Foods Company. Mr. Lashinsky holds a Masters of Business Administration degree from the University of California at Los Angeles and a Bachelor of Arts degree in political economies of industrialized societies from the University of California at Berkeley.

Donald F. Wood has served on our Board of Directors since July 1999 and was appointed Chairman of the Board of Directors in May 2006. Mr. Wood has been a Managing Director of Draper Fisher Jurvetson since September 2006 and a Managing Member of Vanguard Ventures since February 1998. Mr. Wood holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Arts degree in economics from Stanford University.

Robert C. Kagle has served on our Board of Directors since November 1999. Mr. Kagle has been a General Partner of Benchmark Capital since its founding in May 1995 and a General Partner of Technology Venture Investors since January 1984. Mr. Kagle also serves on the boards of directors of eBay Inc. and Jamba, Inc. Mr. Kagle holds a Masters of Business Administration degree from the Stanford University Graduate School of Business and a Bachelor of Science degree in electrical and mechanical engineering from the General Motors Institute (renamed Kettering University in January 1998).

Stanley M. (Mack) Koonce, Jr. has served on our Board of Directors since May 2004. Mr. Koonce has been the Executive Vice President and Chief Operating Officer of Big Brothers Big Sisters of America since June 2002. From April 2001 to April 2002, Mr. Koonce was President and Chief Executive Officer of Venue Ticket Exchange, a sports ticketing company. From September 2000 to May 2002, Mr. Koonce was Chairman of AIVIA, a software and web development company. Mr. Koonce holds a Masters of Business Administration degree and a Bachelor of Science degree in mathematics from the University of North Carolina at Chapel Hill.

Richard F. Sommer has served on our Board of Directors since September 2006. From September 2006 to June 2007, Mr. Sommer served as our Chief Executive Officer. Prior to joining the Company, Mr. Sommer served as an executive officer at several companies in the real estate and mortgage industries. From August 2004 until June 2006, Mr. Sommer served as Chief Executive Officer of HomeGain.com, Inc., a leading online source for connecting real estate professionals with home buyers and sellers. From December 2002 until August 2004, Mr. Sommer was Senior Vice President of Business Development of Mortgage Bank and President of the Loanworks Division at Indymacbank, Inc., a publicly held mortgage bank. From November 2000 until May 2002, Mr. Sommer served as President and Managing Director at Realtor.com, a publicly held leading supplier of online media and technology to the real estate industry. Mr. Sommer began his career at McKinsey and Company where he spent thirteen years as a consultant. Mr. Sommer holds a Juris Doctor degree from Stanford Law School, a Master’s degree in international relations from Oxford University, and a Bachelor of Arts degree in politics from Princeton University.

Gary A. Wetsel has served on our Board of Directors since May 2007. Mr. Wetsel is an independent consultant. From April 2002 to December 2004, Mr. Wetsel served as Executive Vice President, Finance, Chief Financial Officer and Chief Administrative Officer of Aspect Communications Corporation, a provider of enterprise customer contact solutions, where he remained as a consultant until his retirement in March 2005. Mr. Wetsel has held senior executive positions with several other high-tech companies, including serving as Vice President and Chief Financial Officer of Zhone Technologies, Inc., President and Chief Executive Officer of WarpSpeed Communications Corp., Executive Vice President and Chief Operating Officer of Wyse Technology, Inc., President and Chief Executive Officer of Borland International, Inc., Executive Vice President and Chief Financial Officer of Octel Communications Corporation and Vice President and Chief Financial Officer of Ungermann-Bass, Inc. Mr. Wetsel also has over eleven years of experience in public accounting, including seven years with KPMG. Mr. Wetsel was a member of the board of directors of LookSmart Ltd., an online advertising and technology company, from September 2004 until November 2006, where he chaired the audit committee, and of Blue Martini Software, Inc., a provider of software designed to optimize sales, from March 2004 until its acquisition in May

2005, where he also served on the audit committee. Mr. Wetsel is a Certified Public Accountant (inactive) and holds a Bachelor of Science degree in accounting from Bentley College. Based in part on Mr. Wetsel’s background, experience, and expertise, our Board of Directors has determined that Mr. Wetsel is a financial expert within the meaning of the Securities and Exchange Commission standard relating to audit committees.

Board committees

Our Board of Directors has standing Audit, Compensation, and Corporate Governance and Nominating Committees. Each of these committees is governed by a written charter that is available, along with a copy of our Corporate Governance Guidelines, on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Audit Committee.  Our Audit Committee consists of Mr. Wetsel (chair), Ms. DeMarse and Mr. Koonce. Our Board of Directors has determined that each of these persons is independent within the meaning of the Securities and Exchange Commission and the NASDAQ Stock Market, Inc., independent director standards. Our Board of Directors has further determined that Mr. Wetsel is a financial expert within the meaning of the Securities and Exchange Commission standard. This committee met seven times in 2007. This committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationships and the audits of our financial statements. This committee’s responsibilities include:

•	selecting and hiring our independent auditors;

•	evaluating and providing guidance with respect to the external audit and qualifications, independence and performance of our independent auditors;

•	pre-approving the audit and non-audit services to be performed by our independent auditors;

•	reviewing management’s report on its assessment of the effectiveness of our internal controls and our significant accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	providing the report that the Securities and Exchange Commission requires in our annual proxy statement; and

•	reviewing and monitoring compliance with our Code of Business Conduct and Ethics, a copy of which is available on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein.

Compensation Committee.  Our Compensation Committee consists of Mr. Kagle (chair) and Ms. DeMarse. Our Board of Directors has determined that each of these persons is independent within the meaning of the NASDAQ Stock Market, Inc. independent director standards. This committee met nine times in 2007. This committee’s purpose is to assist our Board of Directors in determining the development plans and compensation for our senior management and directors. This committee’s responsibilities include:

•	reviewing and approving compensation and benefit plans for our executive officers;

•	setting performance goals for our officers and reviewing their performance against these goals;

•	evaluating the competitiveness of our executive compensation plans;

•	reviewing and recommending compensation for members of our Board of Directors and committees thereof; and

•	preparing the report that the Securities and Exchange Commission requires in our annual proxy statement.

Corporate Governance and Nominating Committee.  Our Corporate Governance and Nominating Committee consists of Messrs. Wood (chair), Kagle and Wetsel. Our Board of Directors has determined that each of these persons is independent within the meaning of the NASDAQ Stock Market, Inc. independent director standards. This committee met twice in 2007. This committee’s purpose is to assist our Board of Directors by identifying individuals qualified to become members of our Board of Directors, consistent with criteria set by our Board of Directors, and to develop our corporate governance principles. This committee’s responsibilities include:

•	evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	administering our policy for considering stockholder nominees for election to our Board of Directors;

•	evaluating and recommending candidates for election to our Board of Directors;

•	overseeing our Board of Directors’ periodic evaluation process;

•	reviewing our corporate governance principles and providing recommendations to the Board of Directors regarding possible changes;

•	periodically reviewing executive succession plans; and

•	reviewing and approving any related party transactions with directors and executive officers.

Identifying and evaluating director nominees

Qualifications.  We have no stated minimum criteria for director nominees. The Corporate Governance and Nominating Committee does, however, seek for nomination and appointment candidates with excellent decision-making ability, business experience, relevant expertise, personal integrity and reputation. This committee may also consider other factors such as issues of character, judgment, independence, diversity, age, expertise, corporate experience, length of service and other commitments, and the general needs of the Board of Directors, in accordance with the charter of this committee and with the Company’s Corporate Governance Guidelines, a copy of which is available at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein. This committee believes it appropriate for at least one member of the Board of Directors to meet the criteria for an audit committee financial expert as defined by the rules of the Securities and Exchange Commission, and for a majority of the members of the Board of Directors to meet the independent director standard under rules of the NASDAQ Stock Market. This committee also believes it may be appropriate for certain members of our management, in particular the Chief Executive Officer, to participate as a member of the Board of Directors.

Process.  The Corporate Governance and Nominating Committee identifies nominees for the class of directors being elected at each annual meeting of stockholders by first evaluating the current members of such class of directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board of Directors with that of obtaining a new perspective. If any member of such class of directors does not wish to continue in service or if this committee or the Board of Directors decides not to re-nominate a member of such class of directors for re-election, this committee identifies the desired skills and experience of a new nominee in light of the criteria described above. Current members of this committee and the Board of Directors are polled for suggestions as to individuals meeting the criteria for nomination. Research may also be performed to identify qualified individuals. This committee may, in its discretion, engage third party search firms to identify and assist in recruiting potential nominees to the Board of Directors. Candidates may also come to the attention of this committee through management, stockholders or other persons.

The Corporate Governance and Nominating Committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management.

Stockholder recommendations.  Pursuant to the requirements of its charter, the Corporate Governance and Nominating Committee will review any director candidates recommended by our stockholders who are entitled to vote in the election of directors, provided that the stockholder recommendations are timely submitted in writing to our Secretary, along with all required information, in compliance with the stockholder nomination provisions of our bylaws. A copy of our bylaws has been filed with the Securities and Exchange Commission as an exhibit to our Form S-1 and is available on its website at www.sec.gov, as well as on our website at www.ziprealty.com under “Investor Relations — SEC Filings.” The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein. Any candidates properly recommended in accordance with the foregoing requirements by stockholders will be considered in such manner as the members of our Corporate Governance and Nominating Committee deem appropriate.

Director independence

The Board of Directors has adopted standards concerning director independence that meet the independence standards of the NASDAQ Stock Market and, with respect to the Audit Committee, the rules of the Securities and Exchange Commission.

The Company’s General Counsel, the Corporate Governance and Nominating Committee and the Board of Directors are involved in the process for determining the independence of acting directors and director nominees. The General Counsel solicits relevant information from directors and director nominees via a questionnaire, which covers material relationships, compensatory arrangements, employment and any affiliation with the Company, and which the directors complete and return to the General Counsel. In addition to reviewing information provided in the questionnaire, the General Counsel asks the Company’s executive officers on an annual basis regarding their awareness of any existing or currently proposed transactions, arrangements or understandings involving the Company in which any director or director nominee (or any of his or her immediate family members) has or will have a direct or indirect material interest. The General Counsel shares his findings with the Corporate Governance and Nominating Committee and the Board of Directors regarding the NASDAQ Stock Market and SEC independence requirements and any information regarding the director or director nominee that suggests that such individual is not independent. The Board of Directors discusses all relevant issues, including consideration of any transactions, relationships or arrangements required to be disclosed under Item 404(a) of Regulation S-K, prior to making a determination with respect to the independence of each director.

For example, one of our directors, Mr. Kagle, is a managing member of Benchmark Capital, one of our largest stockholders. A Benchmark Capital fund is an investor in Zillow.com, Inc., and another Benchmark Capital managing member serves on the Board of Directors of Zillow. Zillow operates a website that provides residential real estate information to consumers. We advertise through Zillow on a regular basis pursuant to an agreement negotiated on arm’s-length terms. After due inquiry, our Board of Directors has not found any conflict of interest regarding this relationship due to the nature of the respective businesses of ZipRealty and Zillow, nor any basis to find Mr. Kagle not independent. Also, given the nature of the relationship among Mr. Kagle, Benchmark Capital and Zillow, our Board of Directors has not found any direct or indirect material interest by Mr. Kagle in our transactions with Zillow. In addition, Mr. Wood, our Chairman, is a managing director of Draper Fisher Jurvetson, which has a fund that is an investor in Redfin Corporation, an on-line real estate company. Redfin is a competitor of ours. After due inquiry, our Board of Directors has found no conflict of interest regarding this relationship, nor any basis to find that Mr. Wood is not independent.

Based on the reviews described above, the Board of Directors affirmatively determined that:

•	Joseph Patrick Lashinsky is not independent under the NASDAQ standard by virtue of his current position as Chief Executive Officer and President of the Company. Richard F. Sommer is not independent under the NASDAQ standard by virtue of his position as Chief Executive Officer of the Company from September 2006 to June 2007.

•	The remaining directors of the Company, who represent a majority of the Board of Directors, are independent under the NASDAQ standard. These persons are Elisabeth H. DeMarse, Robert C. Kagle, Stanley M. Koonce, Jr., Gary A. Wetsel and Donald F. Wood.

•	All members of the Audit, Compensation and Corporate Governance and Nominating Committees are independent under the NASDAQ standard and, in the case of the Audit Committee, the SEC standard.

Other than as described above, in 2007, there were no transactions, relationships or arrangements not disclosed as related person transactions that were considered by the Board of Directors in determining that the applicable independence standards were met by each of the directors.

Director attendance at meetings

Board and committee meetings.  Our Board of Directors met seven times in fiscal year 2007 (Mr. Wetsel was not elected as a member of our Board of Directors until May 2007, and Mr. Lashinsky was not elected as a member of our Board of Directors until June 2007). During 2007, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings held by the Board of Directors while he or she served on the Board of Directors and (ii) the total number of meetings held by all committees on which he or she served while he or she served on those committees.

Annual meeting of stockholders.  We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders, but all directors are strongly encouraged to make every effort to attend each annual meeting of stockholders. To this end, we make every effort to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors, taking into account the directors’ schedules. Accordingly, we have scheduled our 2008 annual meeting of the Board of Directors immediately to follow our 2008 annual meeting of stockholders on the same date and in the same location. Our annual meeting of stockholders for fiscal year 2007 was attended by all directors who were incumbent then (including Mr. Wetsel, who was elected at that meeting) and remain incumbent now.

Executive sessions.  The policy of the Board of Directors is to have regularly scheduled executive sessions of independent directors. Such meetings generally occur on a quarterly basis. During each such session, an independent director chairs the executive session and bears such further responsibilities that the independent directors as a whole might designate from time to time.

Contacting our directors

Any stockholder who desires to contact any members of our Board of Directors can write to the following address: Board of Directors, c/o Secretary, ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. Communications received in writing will be collected, organized and processed by our Secretary, who will distribute the communications to the members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received. Where the nature of a communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or the Company’s management or independent advisors, as the Secretary considers appropriate. It is our Secretary’s practice to inform the Board of Directors of all communications on a regular basis, which typically occurs at each quarterly, regularly scheduled meeting of the Board of Directors.

Director compensation

Cash awards.  Each of our non-employee directors receives an annual retainer of $18,000 (increased from $7,500 effective July 1, 2007). The non-employee directors serving as the chairpersons of our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee receive additional annual retainers of $25,000 (increased from $10,000 effective July 1, 2007), $5,000 and $5,000, respectively. The non-employee directors serving as members but not as chairpersons of those committees receive an additional annual retainer of $5,000 (increased from $2,500 effective July 1, 2007), $2,500 and $2,500, respectively, for each such committee membership. We pay these retainers on a quarterly basis. We also reimburse our non-employee directors for their reasonable expenses incurred in connection with attending meetings of the Board of Directors and its committees. Directors who are our employees receive no separate compensation for services rendered as directors.

Option awards.  Each non-employee director who joins our Board of Directors receives a nondiscretionary, automatic grant of an option to purchase 16,666 shares of our common stock upon joining our Board of Directors, which vests over three years in equal annual installments. In addition, on the date of each annual meeting of stockholders, each non-employee director receives an annual nondiscretionary, automatic grant of an option to purchase 6,666 shares of our common stock, pursuant to our 2004 Equity Incentive Plan, which vests in full on the earlier of (i) the first anniversary of the date of grant and (ii) our next annual meeting of stockholders at which directors are elected. Vesting for both types of awards is subject to the non-employee director’s continued service to the Company through the relevant vesting date. In addition, on August 9, 2006, in connection with his assumption of the position of Chairman of the Board, Mr. Wood was granted an option entitling him to purchase 50,000 shares of our common stock at an exercise price of $5.97 per share. Although options granted to our directors normally do not contain provisions for acceleration of vesting or any other benefits upon a change of control, this option provided that its vesting would accelerate and the option would become fully vested and exercisable upon a “change in control” as defined in our 2004 Equity Incentive Plan. This option will otherwise vest in full on August 9, 2008, provided that Mr. Wood’s relationship with the Company continues.

Fiscal year 2007 awards.  In May 2007, in connection with our 2007 annual meeting of stockholders, each continuing non-employee director then serving on our Board of Directors received an automatic grant of an option to purchase 6,666 shares of our common stock at an exercise price of $7.69 per share, subject to the continuing director grant vesting schedule noted above. Also on that date, in connection with his election to our Board of Directors, Mr. Wetsel received an automatic grant of an option to purchase 16,666 shares of our common stock at an exercise price of $7.69 per share, subject to the new director grant vesting schedule noted above. Mr. Lashinsky and Mr. Sommer received cash and equity compensation during 2007 in consideration of their service as executive officers of the Company; see “Summary compensation table” on page 26. Neither Mr. Lashinsky nor Mr. Sommer received any cash or equity compensation during 2007 for his service on our Board of Directors. Other than these option awards, as well as the cash awards paid in accordance with the policy described above, no option grants, retainers or attendance fees were made or paid to any of our directors during fiscal year 2007. Mr. Sommer is entitled to compensation as a non-employee director beginning January 1, 2008.

The following table provides information related to the compensation of our non-employee directors in 2007 (all directors other than Mr. Lashinsky and Mr. Sommer):

	Fees Earned or		Option
	Paid in		Awards	Total
Name	Cash ($)(1)		($)(2)	($)

Ronald C. Brown	7,965	(3)	13,994	21,959
Marc L. Cellier(4)	10,960		28,237	39,197
Elisabeth H. DeMarse	19,000		56,609	75,609
Robert C. Kagle	20,250		28,237	48,487
Stanley M. Koonce, Jr.	16,500		28,237	44,737
Gary A. Wetsel	24,785	(3)	13,449	38,234
Donald F. Wood	17,750		109,177	126,927

(1)	Consists of amounts paid under the Company’s Director Compensation Policy as follows: (i) $18,000 ($7,500 prior to July 1, 2007) annual retainer for each non-employee director, paid on a quarterly basis, (ii) $25,000 ($10,000 prior to July 1, 2007) annual retainer to the chairperson of the Audit Committee, and $5,000 annual retainers to chairpersons of the Compensation Committee and Corporate Governance and Nominating Committee, paid on a quarterly basis, and (iv) $5,000 ($2,500 prior to July 1, 1007) annual retainer to each non-employee director serving as a non-chair member of the Audit Committee, and $2,500 to each non-employee director serving as a non-chair member of the Compensation Committee or Corporate Governance and Nominating Committee, paid on a quarterly basis. In the event a non-employee director assumes or vacates a position on the Board or one of its committees during a quarter, he or she is entitled to a prorated portion of the cash retainer for such position for that quarter based on the portion of that quarter during which he or she served in that position.

(2)	The amounts in this column reflect amounts recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123(R), without taking into consideration a forfeiture assumption, as required by the SEC for disclosure purposes in this table. The information regarding the valuation assumptions used is included in footnote 7 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008. The non-employee directors held options to purchase the following number of shares of common stock as of December 31, 2007: Ronald Brown — 0 shares; Marc Cellier — 13,332 shares; Elisabeth DeMarse — 29,998 shares; Robert Kagle — 19,998 shares; Stanley Koonce — 36,664 shares; Gary Wetsel — 16,666 shares; and Donald Wood — 69,998 shares. The FAS 123(R) grant date fair value was $25,577 for each of the options to purchase 6,666 shares of our common stock, at an exercise price of $7.69 per share, granted to our non-employee directors on May 24, 2007, and was $66,697 for the option to purchase 16,666 shares or our common stock, at an exercise price of $7.69 per share, granted to our new non-employee director on May 24, 2007.

(3)	Mr. Wetsel replaced Mr. Brown as a member of the Board of Directors, as chairperson of the Audit Committee, and as a non-chair member of the Corporate Governance and Nominating Committee on May 24, 2007. The fees for service in those positions were allocated based on service dates between Mr. Wetsel and Mr. Brown as described in footnote (1), above.

(4)	Mr. Cellier departed from our Board of Directors in October 2007.

Proposal 2 — Appointment of Independent Registered Public Accounting Firm

You are being asked to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for our fiscal year ending December 31, 2008.

Our Audit Committee has selected PwC as our independent registered public accounting firm for fiscal year 2008. PwC has served as our independent registered public accounting firm since our inception in 1999. Representatives of PwC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from you.

The following table sets forth the approximate fees for services rendered by PwC with respect to fiscal years 2006 and 2007:

	Fiscal Year	Fiscal Year
	2006	2007

Audit Fees(1)	$1,102,039	$683,309
Audit-related Fees(2)	20,000	—
Tax Fees(3)	1,100	64,601
All Other Fees(4)	1,500	861

Total Fees	$1,124,639	$748,771

(1)	Audit Fees include fees associated with the annual audit of ZipRealty’s consolidated financial statements on Form 10-K and review of consolidated financial statements included on Form 10-Qs, fees for the audit of ZipRealty’s internal control over financial reporting related to Sarbanes-Oxley compliance, and fees for services that normally are performed in connection with statutory and regulatory filings or engagements.

(2)	Audit-related Fees principally include consultation services on financial reporting and internal control matters.

(3)	Tax Fees include tax compliance, tax advice and tax planning.

(4)	All Other Fees relate to an annual subscription to PwC’s online library of authoritative financial reporting and assurance literature.

Since June 2004, our Audit Committee has been responsible under its charter for pre-approving (or designating a member to pre-approve) audit and non-audit services provided to us by PwC (or subsequently approving non-audit services when subsequent approval is necessary and permissible). From that time through the end of fiscal year 2007, the Audit Committee pre-approved all audit and non-audit services provided to us by PwC, including all fees described in the table above, and no PwC non-audit services have been subsequently approved pursuant to 17 CFR 210.2-01(c)(7)(i)(C). The Audit Committee has delegated to its chair the ability to pre-approve miscellaneous services to be provided by PwC in an aggregate amount not to exceed $10,000 as long as the chair presents such pre-approval to the full committee for ratification at its next meeting.

As long as a quorum is present, the proposal will be approved if it receives the affirmative “FOR” vote of a majority of the shares present and entitled to vote on the proposal. The persons named in the enclosed proxy intend to vote the shares represented by those proxies in favor of this proposal.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

Transaction of Other Business

We know of no other proposals to be presented at the meeting. If any other proposal is presented, the shares represented by the proxies we receive will be voted according to the best judgment of the persons named in the proxies. It is the intention of the persons named in the form of proxy to vote the shares that those proxies represent as the Board of Directors recommends.

Security Ownership by our Directors, Officers and Principal Stockholders

The following table sets forth information about the beneficial ownership of our common stock at March 25, 2008, for:

•	each person known to us to be the beneficial owner of more than 5% of our common stock;

•	each named executive officer (as identified our “Summary compensation table” on page 26);

•	each of our directors; and

•	all of our executive officers and directors as of March 25, 2008 as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o ZipRealty, Inc., 2000 Powell Street, Suite 300, Emeryville, California 94608. We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws. In the second column, we have based our calculations of the percentages of beneficial ownership on 23,649,941 shares of common stock outstanding on March 25, 2008, the record date for our 2008 annual meeting of stockholders. In the third column, we have based our calculations of the percentages of beneficial ownership on 20,163,641 shares of common stock outstanding, which is the number of shares outstanding on the March 25, 2008 record date less 3,486,300 shares, now held by the Company as treasury shares, that were purchased by the Company from Pyramid Technology Ventures I, L.P., pursuant to a Securities Purchase Agreement dated April 2, 2008; see page 17 under “Significant Relationships and Transactions with Directors, Officers or Principal Stockholders — Stock Purchase from Pyramid Technology Ventures I, L.P.”

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of March 25, 2008. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Number of			Adjusted
	Shares	Percentage of		Percentage of
	Beneficially	Shares		Shares
Beneficial Owner	Owned	Outstanding(1)		Outstanding(2)

5% Stockholders:
Benchmark Capital Partners(3)	4,282,967	18.0%		21.2%
Pyramid Technology Ventures(4)	3,487,558	14.7%			*
Passport Management, LLC(5)	2,519,550	10.7%		12.5%
Vanguard Ventures(6)	2,209,620	9.3%		10.9%
Steadfast Capital Management LLC(7)	1,734,314	7.3%		8.6%
Juan F. Mini(8)	1,427,852	6.0%		7.1%
Directors and named executive officers:
Joseph Patrick Lashinsky(9)	446,380	1.9%		2.2%
David A. Rector(10)	145,883		*		*
William C. Sinclair(11)	179,644		*		*
Genevieve C. Combes(12)	81,664		*		*
Robert J. Yakominich	—		*		*
Gary M. Beasley(13)	29,104		*		*
Thomas M. Perrault	—		*		*
Richard W. Williams	—		*		*
Elisabeth H. DeMarse(14)	24,442		*		*
Robert C. Kagle(15)	4,302,965	18.1%		21.2%
Stanley M. Koonce, Jr.(16)	38,664		*		*
Richard F. Sommer(17)	312,500	1.3%		1.5%
Gary A. Wetsel(18)	5,555		*		*
Donald F. Wood(19)	2,249,430	9.5%		11.1%
All directors and executive officers as a group (12 people)(20)	7,787,127	31.4%		36.6%

(1)	Calculations are based on 23,649,941 shares of common stock outstanding on March 25, 2008, the record date for our annual meeting of stockholders.

(2)	Calculations are based on 20,163,641 shares of common stock outstanding, which is the number of shares outstanding on the March 25, 2008 record date less 3,486,300 shares, now held by the Company as treasury shares, that were purchased by the Company from Pyramid Technology Ventures I, L.P., pursuant to a Securities Purchase Agreement dated April 2, 2008; see page 17 under “Significant Relationships and Transactions with Directors, Officers or Principal Stockholders — Stock Purchase from Pyramid Technology Ventures I, L.P.”

(3)	Includes 4,202,371 shares held by Benchmark Capital Partners IV, L.P., as nominee for Benchmark Capital Partners IV, L.P., Benchmark Founders’ Fund IV, L.P., Benchmark Founders’ Fund IV-A, L.P., Benchmark Founders’ Fund IV-B, L.P., Benchmark Founders’ Fund IV-X, L.P. and individuals currently or formerly affiliated with these funds and 80,596 shares issuable upon exercise of warrants held by the same fund that are exercisable within 60 days of March 25, 2008. Mr. Kagle, who is one of our directors, is a managing member of Benchmark Capital Management Co. IV, L.L.C., which is the general partner of Benchmark Capital Partners IV, L.P. Each of the managing members of Benchmark Capital Management Co. IV, L.L.C., including

Mr. Kagle, has disclaimed beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein. The address of these funds is c/o Benchmark Capital Partners, 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

(4)	Includes 1,058 shares held by Marc L. Cellier individually. Mr. Cellier, formerly a member of our Board of Directors, resigned from this position in October 2008. First and second columns also include 3,486,500 shares held by Pyramid Technology Ventures I, L.P. (“Pyramid”), on the March 25, 2008 record date for the 2008 annual meeting of stockholders, as reported on a Form 4 filed on March 26, 2008. Because Pyramid was the holder of these shares on the record date, these shares will be deemed outstanding and held by Pyramid for the purposes of the meeting. Third column gives effect to the sale by Pyramid of 200 shares in an open market transaction on March 28, 2008, as reported on a Form 4 filed on April 1, 2008, and the sale by Pyramid of its remaining 3,486,300 shares to the Company pursuant to a Securities Purchase Agreement dated April 2, 2008; see page 17 under “Significant Relationships and Transactions with Directors, Officers or Principal Stockholders — Stock Purchase from Pyramid Technology Ventures I, L.P.” Taurus Partners, LLC (“Taurus”), which is the general partner of Pyramid, as well as the managing members of Taurus, Mr. Cellier and Alexander Jenkins Rhea, may be deemed to have beneficial ownership of the shares held by Pyramid. Each of Taurus, Mr. Cellier, and Mr. Rhea has disclaimed beneficial ownership of the shares held by Pyramid except to the extent of its or his pecuniary interest therein. The address for Pyramid is c/o Pyramid Technology Ventures, P.O. Box 10723, Zephyr Cove, NV 89448.

(5)	Based on information contained in a Schedule 13G/A filed February 14, 2008. The securities beneficially owned are held for the account of Passport Global Master Fund SPC Ltd, a British Virgin Islands company (2,418,000 shares), and Partners Group Alternative Strategies PCC Limited Gold Iota Cell, a British Virgin Islands company (101,550 shares) (“Fund I” and “Fund II” respectively, and together the “Funds”). Passport Management, LLC, a Delaware limited liability company (“Passport Management”), is the investment manager to Fund I and trading manager to Fund II. Passport Capital, LLC, a California limited liability company (“Passport Capital”), is the sole managing member of Passport Management and of Passport Holdings, LLC. John Burbank, a natural person, is the sole managing member of Passport Capital. As a result, each of Passport Management, Passport Holdings, LLC, Passport Capital and Mr. Burbank may be considered to indirectly beneficially own the securities directly beneficially owned by Fund I and Fund II. The address of these entities and Mr. Burbank is c/o Passport Capital, LLC, 30 Hotaling Place, Suite 300, San Francisco, CA 94111.

(6)	Includes 2,029,652 shares held by Vanguard VI, L.P., 83,940 shares held by Vanguard VI Affiliates Fund, L.P., and 73,178 shares held by Vanguard VI Annex Fund, L.P. Also includes 18,293 shares issuable upon exercise of warrants held by Vanguard VI, L.P., 3,801 shares issuable upon exercise of warrants held by Vanguard VI Annex Fund, L.P. and 756 shares issuable upon exercise of warrants held by Vanguard VI Affiliates Fund, L.P., in each case that are exercisable within 60 days of March 25, 2008. Vanguard VI Venture Partners L.L.C. (“VVP”), which is the general partner of these funds, as well as its managing members, Jack M. Gill, Robert D. Ulrich and Donald F. Wood, may be deemed to have beneficial ownership of the shares held by these funds. Each of VVP, Mr. Gill, Mr. Ulrich and Mr. Wood, who is one of our directors, has disclaimed beneficial ownership of the shares held by these funds except to the extent of its pecuniary interest therein. The address of these funds is c/o Vanguard Ventures, 505 Hamilton Ave., Suite 300, Palo Alto, CA 94301.

(7)	Based on information contained in a Schedule 13G/A filed February 6, 20008. Includes 230,397 shares held by Steadfast Capital, L.P., 486,695 shares held by American Steadfast, L.P. and 1,017,222 shares held by Steadfast International Ltd. Robert S. Pitts, Jr. (beneficial owner of 1,734,314 shares) is the managing member of Steadfast Capital Management LLC (beneficial owner of shares held by American Steadfast, L.P. and Steadfast International Ltd.) and Steadfast Advisors LLC (beneficial owner of shares held by Steadfast Capital, L.P.). The address for these entities and Mr. Pitts is 767 Fifth Avenue, 11th Floor, New York, NY 10153.

(8)	Includes 573,561 shares held by Mr. Mini individually, 841,366 shares held by Iverson Financial Corp. and 12,925 shares issuable upon exercise of warrants held by this entity that are exercisable within 60 days of March 25, 2008. Mr. Mini is a director of Iverson Financial Corporation, which is controlled by members of his family. Mr. Mini’s address is 881 Ocean Drive, Apt. 26-H, Key Biscayne, FL 33149.

(9)	Includes 29,506 shares held by Mr. Lashinsky without restriction, 196,875 shares of restricted stock held by Mr. Lashinsky which vest as to 28,125 shares each June 4 and December 4 until fully vested, subject to Mr. Lashinsky’s continued employment with the Company, and 219,999 shares issuable upon exercise of options that are exercisable within 60 days of March 25, 2008.

(10)	Includes 145,688 shares issuable upon exercise of options, and 76 shares issuable upon exercise of a warrant, that are exercisable within 60 days of March 25, 2008.

(11)	Includes 168,020 shares issuable upon exercise of options, and 760 shares issuable upon exercise of a warrant, that are exercisable within 60 days of March 25, 2008.

(12)	Includes 81,664 shares issuable upon exercise of options that are exercisable within 60 days of March 25, 2008.

(13)	Includes 19,104 shares held by the Beasley Family Revocable Trust and 10,000 shares held by Mr. Beasley individually. Mr. Beasley resigned from the Company effective January 5, 2007.

(14)	Includes 24,442 shares issuable upon exercise of options that are exercisable within 60 days of March 25, 2008.

(15)	Includes 19,998 shares issuable upon exercise of options held by Mr. Kagle that are exercisable within 60 days of March 25, 2008. Also includes shares described in footnote (3), above.

(16)	Includes 36,664 shares issuable upon exercise of options that are exercisable within 60 days of March 25, 2008.

(17)	Includes 312,500 shares issuable upon exercise of options that are exercisable within 60 days of March 25, 2008.

(18)	Includes 5,555 shares issuable upon exercise of options that are exercisable within 60 days of March 25, 2008.

(19)	Includes 19,812 shares held by Mr. Wood individually and 19,998 shares issuable upon exercise of options held by Mr. Wood that are exercisable within 60 days of March 25, 2008. Also includes shares described in footnote (6), above.

(20)	Includes 1,034,528 shares issuable upon exercise of options and 104,282 shares issuable upon exercise of warrants that are exercisable within 60 days of March 25, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers, directors and any person who owns more than ten percent (10%) of our shares of common stock to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and with us. Based on our review of copies of forms and written representations, we believe that all of our officers, directors and greater than ten percent (10%) stockholders complied on a timely basis with the filing requirements applicable to them for the year ended December 31, 2007, except as follows: (a) with respect to warrant exercises by Mr. Wood directly or by an affiliate of Vanguard Ventures, Form 4s were filed late on October 29, 2007 (to report warrant exercises on October 22, 2007), April 3, 2007 (to report a warrant exercise on February 5, 2007) and January 30, 2007 (to report warrant exercises on January 22, 2007); and (b) a Form 4 was filed late on November 14, 2007 by Passport Management, LLC to report its transactions on July 16 and 17, 2007.

Significant Relationships and Transactions with Directors, Officers or
Principal Stockholders

We describe below transactions and series of similar transactions, since January 1, 2007, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, director nominee, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders.

Investor rights agreement

Prior to January 1, 2004, we entered into an agreement with purchasers of our preferred stock, which converted into shares of common stock in connection with our initial public offering, and holders of warrants to purchase our capital stock that provides for certain rights relating to the registration of their shares of common stock issued upon conversion of their preferred stock or issuable upon exercise of their warrants. These rights will terminate five years following the completion of our initial public offering, or for any particular holder with registration rights, at such time following our initial public offering when all securities held by that stockholder subject to registration rights may be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, during any 90-day period. All holders of common stock issued upon conversion of preferred stock are parties to this agreement, including the following directors, executive officers, former executive officers and current holders of 5% or more of our capital stock: Benchmark Capital Partners IV, L.P.; Vanguard Ventures; Eric A. Danziger; Gary M. Beasley; William C. Sinclair; Joseph Patrick Lashinsky; David A. Rector; and Donald F. Wood.

Indemnification agreements with officers and directors

Our amended and restated certificate of incorporation and our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers with a title of Vice President or higher, and we intend to do so with respect to future persons in these roles.

HomeGain.com, Inc.

In September 2006, Mr. Sommer joined ZipRealty as Chief Executive Officer and a member of the Board of Directors. Mr. Sommer resigned as Chief Executive Officer on June 4, 2007, but remains a member of our Board of Directors. Mr. Sommer was previously Chief Executive Officer of HomeGain.com, Inc., our largest third-party lead source, which competes with us for online customer acquisition. We incurred approximately $3.2 million in expenses in fiscal year 2007 with regard to services provided to us by HomeGain during such fiscal year pursuant to one or more agreements negotiated on arm’s-length terms. Mr. Sommer terminated his position with HomeGain in June 2006. At no time did Mr. Sommer serve as an officer or director of both ZipRealty and HomeGain.

Stock Purchase from Pyramid Technology Ventures I, L.P.

In April 2008, the Company entered into a Securities Purchase Agreement with Pyramid Technology Ventures I, L.P. (“Pyramid”). Pursuant to the terms of the agreement, the Company purchased all 3,486,300 shares of common stock of the Company then held by Pyramid. The shares were purchased in a privately negotiated transaction for a purchase price of $5.00 per share for a total purchase price of approximately $17.4 million. The agreement included a standstill provision pursuant to which Pyramid agreed, among other things, that for a period of one year following the closing under the agreement, Pyramid would not, without the prior written consent of the Company or its Board of Directors: (i) acquire, or offer or agree to acquire, directly or indirectly, any voting securities or assets of the Company, (ii) make or participate in, directly or indirectly, any solicitation of proxies or otherwise seek to influence the voting of any of the Company’s securities, (iii) make any public announcement with respect to, or submit a proposal for or offer of, any extraordinary transaction involving the Company, or (iv) otherwise act or seek to control or influence the management, Board of Directors or policies of the Company. A copy of the agreement is attached as an exhibit to a Current Report on Form 8-K filed on April 8, 2008. Marc L. Cellier is a managing member of the general partner of Pyramid. Mr. Cellier, formerly a member of our Board of Directors, resigned from this position in October 2007. Mr. Cellier has disclaimed beneficial ownership of the shares held by Pyramid except to the extent of his pecuniary interest therein. The shares purchased by the Company from Pyramid under the agreement are currently held by the Company as treasury shares but, because these shares were outstanding and held of record by Pyramid as of the March 25, 2008 record date for the 2008 annual meeting of stockholders, these shares will be deemed outstanding and held by Pyramid for the purposes of the meeting.

Review of related party transactions

Pursuant to our Code of Business Conduct and Ethics and our Corporate Governance and Nominating Committee Charter, our Board of Directors and our Corporate Governance and Nominating Committee must review and approve any transaction in which the Company is a participant and in which any director, director nominee, executive officer or holder of 5% or more of the Company’s common stock has or will have a direct or indirect material interest, including by virtue of immediate family members. Since January 1, 2007, the Company has not been a participant in any transaction with a related person other than the agreements and relationships described above, or as may be described in the “Summary compensation table” on page 26.

Compensation and Other Information Concerning Officers

Compensation discussion and analysis

The Compensation Committee is currently comprised of two independent members of the Board. The Compensation Committee’s responsibilities include reviewing the performance of our management in achieving corporate objectives, and overseeing that our management is compensated fairly and consistently with our compensation philosophy. Toward that end, the Compensation Committee oversees our compensation, equity and employee benefit plans and programs.

Compensation philosophy and objectives

Our basic philosophy is to attract, retain, and motivate highly skilled management whose interests are closely aligned to the interests of the Company’s stockholders. This philosophy is implemented by designing compensation plans that strive to: (i) attract and retain superior management, (ii) align executive compensation programs with overarching key organizational goals including growth, profitability, productivity and retention of agents, (iii) reward sustained long-term performance though equity incentive plans, and (iv) provide competitive cash compensation for recruitment and retention purposes. Base salaries, with moderate short-term cash incentives designed to reward individual achievement as well as the Company’s achievement of key corporate goals such as growth and profitability, are targeted to approximate market median practices. Performance and compensation metrics are designed to grow the Company’s revenue and profitability and, thereby, in the long term, increase stockholder value.

Compensation for executive officers includes base salaries, annual and long-term incentives, as well as additional compensation available to most other employees, including a 401(k) plan, health and welfare insurance, and life insurance. Some of these benefits are based on an individual’s level of annual cash compensation. Executives have substantial portions of their compensation at risk for annual and long-term performance, with the largest portion at risk for the most senior executives. We also periodically consult with an executive compensation consultant, and consider the compensation levels of peer companies as discussed below.

Compensation consultant

The Compensation Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Compensation Committee. In late 2006, the Compensation Committee engaged Compensia to evaluate a peer group and assist the Compensation Committee with consideration and analysis of potential employee incentive programs for fiscal year 2007. The Compensation Committee determined the nature and scope of Compensia’s assignments, which included: (i) participating in information-gathering and fact-finding at the Company; (ii) assessing, both qualitatively and quantitatively, relevant data regarding compensation levels and performance at other companies used for benchmarking purposes and where the Company stands in relation to those comparator companies; and (iii) participating in designing, modifying, and implementing compensation programs. In addition to assisting with the development of compensation guidelines, Compensia assisted management in developing recommendations concerning individual pay levels and designing a mix of compensation programs for fiscal year 2007.

In 2007, the Compensation Committee reviewed executive compensation relative to executive compensation surveys prepared or obtained by Compensia. These surveys included compensation levels and practices for persons holding comparable positions at certain companies, which are listed below, which the Compensation Committee and Compensia had identified as peer companies:

Peer Companies
Audible, Inc.
Autobytel, Inc.
Bankrate, Inc.
Costar Group, Inc.
Housevalues, Inc.
LookSmart, Ltd.
LoopNet, Inc.
Move, Inc.
Scientific Learning Corporation
Shutterfly, Inc.
Sonic Solutions
Spark Networks, Inc.
Stamps.com Inc.
The Knot Inc.
Travelzoo Inc.

Such peer companies were selected based on a number of factors including financial stature, geographic area and/or involvement in the technology (particularly Internet) or real estate industries, and the availability of their compensation information. Certain companies were included in the peer group because we compete for executive talent with those companies. We believe using a comparative company group is an appropriate method to understand the executive talent market in which we must compete to obtain and recruit top-quality talent. In determining 2008 compensation, the Compensation Committee did not re-engage a compensation consultant in light of several key factors, including the recent and comprehensive study conducted in 2007, and recent changes in executive management and in the real estate market.

Principal elements of compensation

Base salaries.  Base salaries, including merit based salary increases, for the Chief Executive Officer, or CEO, and the other executive officers, are established based on the underlying scope of their respective responsibilities, taking into account such matters as base salaries paid by comparable companies for similar positions. In connection with a comprehensive evaluation conducted in 2007, the base salary for each executive officer was targeted to approximate market median practices of companies in the peer group described above for recruitment and retention purposes. Salaries are typically adjusted annually based on general levels of market increases in salaries, individual performance and contribution, achievement of the Company’s corporate and strategic goals and changes in job duties and responsibilities.

In setting and adjusting salaries, the Compensation Committee measures the Company’s performance against specific performance goals established at the beginning of the fiscal year (or in connection with subsequent hire or promotion) in determining merit based annual salary increases. The CEO, as the manager of the executive team, assesses each executive’s contributions to the corporate goals and their respective departmental goals, as well as achievement of their individual goals, and makes a recommendation to the Compensation Committee with respect to any merit increase in salary for each member of the executive team, other than himself. The Compensation Committee meets with the CEO to evaluate, discuss, modify, or approve these recommendations. The Compensation Committee also conducts a similar evaluation of the CEO’s contributions to corporate goals and his achievement of individual goals when the CEO is not present, and determines any merit increase in salary for the CEO.

Terms of the employment agreements entered into by our named executive officers, which are reviewed and approved by the Compensation Committee prior to execution, also are considered in establishing the salaries of our named executive officers. Pursuant to his amended employment agreement, effective as of June 4, 2007, which is filed as an exhibit to our Annual Report on Form 10-K, Mr. Lashinsky’s base salary for his services as CEO and President was set at $350,000 per year. Pursuant to his previous employment agreement, effective as of January 17, 2007, which is filed as an exhibit to our Annual Report on Form 10-K, Mr. Lashinsky’s base salary for his services as President was set at $300,000 per year. Pursuant to his offer letter, dated August 24, 2006, which is filed as an exhibit to our Annual Report on Form 10-K, the base salary for Mr. Sommer, our former CEO, was set at $400,000 per year. Pursuant to his employment agreement, effective as of May 2, 2006, which is filed as an exhibit to our Annual Report on Form 10-K, the base salary for Mr. Beasley, our former President, was set at $315,000 per year.

In April 2008, the Compensation Committee evaluated the base salaries for all of our named executive officers with the exception of Mr. Lashinsky. Evaluations were conducted in consideration of the criteria described above. Pursuant to that meeting, effective April 1, 2008, the base salaries for the named executive officers other than Mr. Lashinsky are as follows: Mr. Rector, $265,000, Mr. Sinclair, $235,040, Ms. Combes, $210,600, and Mr. Yakominich, $231,750. As of the printing of this proxy statement, the Compensation Committee had not yet completed its annual evaluation of Mr. Lashinsky’s performance for the purpose of salary adjustment.

Annual incentive compensation.  Annual cash incentives for the executive officers and other key employees are designed to reward individual performance as well as the achievement of key corporate goals such as growth and profitability, which we believe should increase stockholder value, and to promote retention. The performance metrics against which the executives are measured are clearly communicated, measurable and consistently applied, and include corporate and individual goals. The annual incentive awards for executive officers are determined on the basis of management’s achievement of specific performance goals. Annually, the Compensation Committee approves the performance objectives and goals for the upcoming year, and approves payment of the earned awards based on achievement against those approved objectives and goals. The annual cash incentive compensation for each executive officer is targeted on achieving individual and organizational profit and strategic objectives so that, in the event that 100% of such objectives are achieved, total cash compensation will approximate market median practices of the companies in the peer group described above. Generally, incentive awards are paid as a percentage of base salary for the achievement of corporate objectives, with the Compensation Committee exercising some discretion in the final incentive award payment based on individual performance.

In March 2007, the Compensation Committee approved a Management Incentive Plan for that fiscal year (a copy of which is filed as an exhibit to our Annual Report on Form 10-K) for all employees holding the position of Vice President or higher (other than Vice Presidents overseeing sales, who were covered under a separate incentive arrangement) and all headquarters-based full-time “exempt” (pursuant to federal and state wage and hour laws) employees who remained employed by the Company through December 31, 2007. Proposed payments under the plan were subject to the Company’s achievement of minimum revenue and earnings thresholds for fiscal year 2007. Proposed payments under the plan for the Company’s achievement of target performance hurdles were 100% of base salary for the CEO, 40% of base salary for the President, and 30% of base salary for others with a title of Vice President or higher. (Because the plan called for different potential payments for the Company’s CEO and its President, and because Mr. Lashinsky held one or both positions at different times during 2007, Mr. Lashinsky’s amended employment agreement specified that his target annual cash bonus would be up to 80% of his base salary; see discussion below.) Proposed payments under the plan for the Company’s achievement of sub-target hurdles were half these amounts and for the Company’s achievement of above-target hurdles were twice these amounts. With respect to any particular employee, the Compensation Committee retained the power to reduce or increase the proposed payment under the plan to reflect individual job performance, and also to reduce any proposed payment on a prorated basis for any person who did not become eligible to participate in the plan until after January 1, 2007.

The Compensation Committee strove to set target thresholds and sub-target thresholds that, at that time, it believed ranged from likely for sub-target thresholds to remote for maximum target thresholds, with respect to the Company’s likelihood of achieving such targets. The extent of the continued softening in the residential real estate market during the following months made the thresholds under the plan unachievable, yet the Compensation Committee believed the Company outperformed its competition and significantly increased its market share in most of its markets during that period. To acknowledge that accomplishment, promote retention, and motivate the achievement of performance goals for the remainder of 2007, the Compensation Committee and management discussed and approved revising the target and sub-target revenue and earnings thresholds under the plan to set them at levels that aligned with the Company’s revised guidance announced during the fourth quarter of 2007. Although the Company missed its revenue target, it achieved the revised sub-target performance goals, and incentive payments under the revised plan were approved by the Compensation Committee and paid in January 2008 for the named executive officers at the sub-target payment levels under the plan, without adjustment except in the case of Mr. Yakominich, whose bonus was prorated to reflect his employment with the Company for approximately one-third of 2007. The “Summary compensation table” on page 26 sets forth those payments for our named executive officers.

In March 2008, the Compensation Committee approved a Management Incentive Plan for fiscal year 2008. Eligible persons under the plan include all persons holding the position of Vice President or higher (other than certain Vice Presidents overseeing sales, who are covered under a separate incentive arrangement), as well as all headquarters-based full-time “exempt” (pursuant to federal and state wage and hour law) employees. The plan has been designed to motivate these employees to achieve the Company’s financial and operational goals for fiscal year 2008 and to promote retention. Payments under the plan are subject to the Company’s achievement of minimum revenue and earnings thresholds for fiscal year 2008 as well as, in the case of any particular employee, his or her individual performance. The plan also provides for additional incentives based on the Company exceeding profitability and the Company’s agents meeting certain productivity targets. The Compensation Committee strove to set target thresholds and sub-target thresholds that it believes ranges from reasonably likely for sub-target thresholds to remote (with respect to the Company’s likelihood of achieving such targets) for maximum target thresholds and payouts under the plan, with respect to the Company’s likelihood of achieving such targets. The incentive set forth in the plan, if earned, will be paid out semi-annually and will be paid partially in restricted stock and partially in cash. Incentive payments under the plan are subject to other terms and conditions, as set forth more fully in the copy of the Management Incentive Plan that is filed as an exhibit to our Annual Report on Form 10-K for 2007.

Terms of the employment agreements entered into by our named executive officers are also considered in establishing the annual incentive compensation. Pursuant to his amended employment agreement, Mr. Lashinsky’s target annual cash bonus is up to 80% of his base salary. In January 2008, the Compensation Committee approved an incentive bonus of $140,000 for Mr. Lashinsky, or 40% of his base salary. Pursuant to his offer letter, beginning with fiscal year 2007, Mr. Sommer’s target annual cash bonus was 100% of his base salary had he remained employed by the Company, but Mr. Sommer resigned as CEO in June 2007 and, consequently, did not receive an incentive bonus for 2007. Pursuant to his employment agreement, Mr. Beasley would have been entitled to a retention bonus on May 1, 2007 had he remained employed with the Company through that date. Because he resigned from the Company effective January 5, 2007, Mr. Beasley was not entitled to receive this retention bonus.

Long-term incentive compensation.  Generally, a significant stock option grant, or grant of restricted stock, is made in the year that an executive officer commences employment or is promoted. Upon hiring an executive officer, an option grant generally will be made at the first regularly scheduled meeting of the Compensation Committee after the officer commences employment. Thereafter, option grants may be made at varying times and in varying amounts in the discretion of the Compensation Committee. Annual stock option grants to executive officers are made at regularly scheduled meetings of the Compensation Committee and are generally made once each year following the automatic “evergreen” increase in the number of shares available for issuance pursuant to the Company’s 2004 Equity Incentive Plan. Although it is somewhat difficult to assess the value of stock grants made by others in our peer group, the Company determines the size of grants to its executives with the intent that they have a larger portion of their total compensation at risk for annual and long-term performance than the market median practices of companies in the peer group described above.

Historically, during the first quarter of each calendar year, the Compensation Committee reviews and approves stock option grants to the Company’s CEO, and executive officers. Management’s option grant recommendations are developed from existing grant guidelines, based on the individual’s position with the Company, and based, in part, on the CEO’s evaluation and recommendations regarding each executive officer’s performance against goals during the prior year. The size of the CEO’s annual stock option grant is determined by the Compensation Committee. The size of each new hire or promotion stock option grant made to officers is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for stock ownership based upon the grant guidelines and the individual’s potential for future responsibility and promotion. The relative weight given to each of these factors will vary from individual to individual at the Compensation Committee’s discretion and adjustments may be made as the Compensation Committee deems reasonable to attract candidates in the competitive environment for highly qualified employees in which we operate. Equity awards are the primary vehicle for providing our executive officers with upside award opportunities.

The Compensation Committee is still assessing the appropriate equity awards to make to the named executive officers in 2008 for performance in 2007, and to retain and to motivate performance in future years. In January 2007, option grants were made to Mr. Lashinsky, Mr. Rector and Ms. Combes for 250,000 shares, 25,000 shares and 60,000 shares, respectively, in connection with their promotions. Mr. Perrault and Mr. Williams each received a grant for 40,000 shares in January and May 2007, respectively, connection with his hiring. In March 2007, option grants were made to Ms. Combes, Mr. Rector, and Mr. Sinclair in the amounts of 40,000 shares, 175,000 shares, and 100,000 shares, respectively, to incentivize management for future performance and to reward 2006 performance. In September 2007, an option grant for 130,000 shares was made to Mr. Yakominich in connection with his hiring. Also in September 2007, in connection with his promotion to CEO, the Compensation Committee granted Mr. Lashinsky (i) 225,000 shares of restricted stock, which vest as to 28,125 shares each June 4 and December 4 until fully vested, provided Mr. Lashinsky remains employed by the Company, pursuant to a Restricted Stock Award Agreement, a copy of which is filed as an exhibit to our Annual Report on Form 10-K, and (ii) a stock option to purchase up to 300,000 shares of common stock, subject to the terms of a Stock Option Award Agreement, a copy of which is filed as an exhibit to our Annual Report on Form 10-K. All of the foregoing option awards are subject to vesting terms, as described below. In making these grants, the Compensation Committee considered the total compensation package awarded to these executives, the relative weight of the cash and equity components of compensation, the desire to align the interests of executives with stockholders by tying a significant portion of executive compensation to the annual and long-term performance of the Company, and the need to recognize increased responsibilities and to promote retention of valued executives.

We do not have ownership guidelines for our officers because officer compensation is set within a typical market range and is already performance-based and high risk. In addition, we believe that ownership guidelines are not common in consumer-oriented technology companies, so ownership requirements would put us at a competitive disadvantage.

The exercise price of stock options is always equal to the fair market value (the closing price on NASDAQ) of the Company’s common stock on the date of grant. Options granted pursuant to our equity incentive plans will provide a return to the employee only if he or she remains in the Company’s service while the options vest, and then only if the market price of the Company’s common stock appreciates over the option term. Generally, stock options granted pursuant to our equity incentive plans vest monthly over a four-year period with an initial one-year cliff. Annual equity awards are granted and dated as of the date of the Compensation Committee meeting at which the awards were made.

Benefits.  The named executive officers are entitled to participate in the Company’s benefit programs that are available to all Company employees, including company-sponsored health, welfare and 401(k) plans. In addition, the Company made matching 401(k) contributions in the amount of $2,250 for each of Mr. Lashinsky, Mr. Rector and Ms. Combes, in the amount of $963 for Mr. Beasley, and in the amount of $937 for Mr. Yakominich in fiscal year 2007. The Company also paid approximately $1,549, $3,316, and $3,905 on behalf of Mr. Lashinsky, Mr. Rector and Mr. Sinclair, respectively, and less than $1,000 each for the other named executive officers, for life insurance premiums in fiscal year 2007.

Other bonuses and perquisites.  The Company has paid bonuses and other perquisites to certain of its executives for recruitment and for recognition of services rendered. In connection with their joining the Company in 2007, the Company paid Mr. Williams a relocation allowance of $15,000, paid Mr. Perrault a signing bonus of $15,000, and paid Mr. Yakominich a signing bonus of $10,000. Also in 2007, in recognition of his acting as Interim Chief Financial Officer from January to May 2007, the Company paid Mr. Rector a bonus of $25,000.

Post-termination protection and payments

Change of control agreements.  In June 2004, our Board of Directors authorized a form of change of control agreement for each of our current and future officers of a level of Vice President and above. The change of control agreement provides that in the event the employee is terminated without cause, or is constructively terminated, within 12 months of a change of control of the Company (including a merger or sale of assets), 50% of all unvested stock rights as of such date shall become fully vested on the termination date. For purposes of such agreement, “stock rights” means all options or rights to acquire shares of our common stock, stock appreciation rights, performance units and performance shares, and includes all options issued from our 1999 Stock Plan and 2004 Equity Incentive Plan. We intend for each of our current and future officers of a level of Vice President and above to enter into a change of control agreement with these terms.

The Compensation Committee believes these change of control agreements are important to protect the Company’s officers from any involuntary termination associated with a change of control and that the acceleration of vesting provided in such agreements is reasonable when compared with similar arrangements adopted by other companies in the consumer-oriented technology industry. These change of control agreements promote uniformity of results among the officers based on their positions at the Company. In addition, the Compensation Committee believes that the events triggering payment, both a change of control and an involuntary termination or constructive termination, are fair hurdles for the ensuing rewards.

Employment agreements.  Terms of employment contracts and other agreements entered into between the Company and our named executive officers may also provide for post-termination protection, whether in connection with a change of control or as a result of termination of employment under other circumstances, as follows:

•	Pursuant to Mr. Lashinsky’s amended employment agreement, he is entitled to severance benefits in the form of continued payment of his base salary for six months in the event his employment is terminated by him for “good reason” or by the Company without “cause” (each, as defined in the amended employment agreement). Had Mr. Lashinsky been terminated on December 31, 2007, he would have been entitled to receive six months severance equal to $175,000.

•	Similar provisions to those discussed above were contained in Mr. Lashinsky’s January 2007 employment agreement, which was superseded by the amended employment agreement, and in Mr. Beasley’s May 2006 employment agreement, which was superseded by the separation agreement and release described below. All of these agreements are filed as exhibits to our Annual Report on Form 10-K.

•	Mr. Sommer’s offer letter effective September 2006, which is filed as an exhibit to our Annual Report on Form 10-K, terminated upon his June 2007 resignation and was superseded by the termination and release agreement described below. Under the offer letter, in the event his employment had been involuntarily terminated in connection with a change of control of the Company, then, subject to certain exceptions, he would have been be entitled to 100% accelerated vesting on his existing option grant. Also under that offer letter, in connection with an involuntary termination of employment, Mr. Sommer was entitled to the following: (i) cash severance equal to six months base salary plus 50% of the average annual incentive bonus paid during the previous two years, (ii) reimbursement of COBRA costs for continued medical insurance benefits for six months after termination and (iii) accelerated vesting as to an additional 156,250 unvested shares under his option grant. Mr. Sommer also agreed that, for a period of six months, he would not compete with the Company if he were terminated for any reason within 12 months of a change of control if he then held common stock, together with vested in-the-money options, that would allow him to acquire more than 3% of the Company’s outstanding capital stock immediately prior to the change of control.

Termination agreements.  In addition, the Company has entered into the following agreements with named executive officers upon their termination of employment with the Company:

•	In connection with his resignation as CEO, Mr. Sommer and the Company entered into a termination and release agreement dated as of June 4, 2007, which is filed as an exhibit to our Annual Report on Form 10-K. Pursuant to that agreement, the Company agreed that Mr. Sommer would receive six months of severance, accelerated vesting of his option as to 312,500 shares, and payment of medical insurance premiums for six months (pursuant to a separately negotiated agreement). The Company and Mr. Sommer also mutually agreed to release one another from all claims and liabilities under federal and state laws arising prior to the separation date.

•	Pursuant to a separation agreement and release dated as of February 2, 2007, which is filed as an exhibit to our Annual Report on Form 10-K, the Company agreed to pay Mr. Beasley $10,000 per month for a period of 12 months as consideration for Mr. Beasley agreeing to provide continued consultation to the Company for a period of 24 months relating to the Company’s involvement in two litigation matters. In addition, the Company agreed to extend the exercise period on Mr. Beasley’s vested options through December 31, 2007. Mr. Beasley agreed to provide full cooperation to the Company in connection with such litigation matters and the Company agreed to reimburse Mr. Beasley for reasonable expenses incurred by him in connection with providing such consulting services.

•	In connection with his termination of employment with the Company, Mr. Perrault and the Company entered into a settlement agreement and release in January 2008, which will be filed as an exhibit to Form 10-Q for our first quarter 2008, whereby the Company agreed to pay Mr. Perrault $88,608 in complete and full satisfaction, and for a full release, of any and all claims Mr. Perrault may have had in connection with his employment with the Company.

•	In connection with his resignation as Vice President and Chief Accounting Officer, the Company and Mr. Williams entered into a separation agreement and release dated as of September 14, 2007, which is filed as an exhibit to our Annual Report on Form 10-K. Pursuant to that agreement, Mr. Williams was entitled to a payment equal to nine weeks of his then current base salary, reimbursement of Mr. Williams’ share of COBRA payments for six months, and relief of the obligation to reimburse the Company certain relocation expenses in the amount of $15,000. The agreement also contains a release and waiver customary for agreements of this nature.

CEO compensation

Mr. Lashinsky’s 2007 compensation for his role as CEO consisted of base salary, annual bonus, restricted stock and stock options. The Compensation Committee determined Mr. Lashinsky’s compensation using methods consistent with those used for other senior executives, and it sought to provide a competitive total compensation package. The Compensation Committee relied upon the results it had obtained during its 2007 compensation review in establishing Mr. Lashinsky’s base salary as CEO. Pursuant to the terms of Mr. Lashinsky’s amended employment agreement effective June 4, 2007, Mr. Lashinsky has been paid, and is currently being paid, an annual base salary of $350,000. As described above under “Annual incentive compensation,” pursuant to the terms of his amended employment agreement, Mr. Lashinsky also received a incentive cash payment for 2007 performance of $140,000, or 40% of his base salary. Also in September 2007, in connection with his promotion to CEO, Mr. Lashinsky received a stock option award for 300,000 shares and an award of 225,000 shares of restricted stock, with each award subject to vesting terms; see “Long-term incentive compensation,” above. As of the printing of this proxy statement, the Compensation Committee had not yet completed its annual evaluation of Mr. Lashinsky’s performance for the purpose of 2008 compensation adjustments.

Until Mr. Sommer resigned in June 2007, his compensation consisted of an annual base salary of $400,000. This annual base salary remained unchanged from Mr. Sommer’s initial base salary determined upon his hire in September 2006. Mr. Sommer did not receive any stock options or annual bonus for 2007. In connection with his resignation, Mr. Sommer was granted certain other payments, as well as accelerated vesting with respect to 312,500 shares under his September 2006 option grant; see “Post-termination protection and payments,” above. Mr. Sommer was granted this option outside of the Company’s option plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv), which exempts inducement grants to new employees from the stockholder approval requirements.

The actual awards paid in 2007 to Mr. Lashinsky and Mr. Sommer are shown in the “Summary compensation table,” the “Grants of plan-based awards table” and the footnotes thereto on pages 26 to 29. Mr. Lashinsky’s amended employment agreement and Mr. Sommer’s offer letter and termination and release agreement provide for severance benefits upon termination of employment as described above under “Post-termination protection and payments.”

Tax deductibility of pay

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Tax Code”), places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any one year with respect to its CEO and its other three most highly paid executive officers (other than the CFO) at the end of the year. There is an exception to the $1,000,000 limitation for performance-based compensation meeting certain requirements under the Tax Code.  To qualify for an exemption from the $1,000,000 limitation, the stockholders were asked to approve, and did approve in 2006, the material terms of the 2004 Equity Incentive Plan, including a limit on the maximum number of shares for which a participant may be granted stock options in any calendar year. Compensation deemed paid to an executive officer when he or she exercises an option granted under a plan that is subject to time-based vesting and has an exercise price that is at least equal to the fair market value of the Company’s common stock on the grant date generally should qualify as performance-based compensation and therefore should not be subject to the $1,000,000 deduction limitation. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible. The Compensation Committee may approve compensation or changes to plans, programs or awards that may cause the compensation or awards not to comply with Section 162(m) if it determines that such action is appropriate and in the Company’s best interests.

Summary

The Compensation Committee believes that the Company’s compensation philosophy and programs are designed to foster a performance-oriented culture that aligns employees’ interests with those of the Company’s stockholders. The Compensation Committee believes that the compensation of the Company’s executives is both appropriate and responsive to the goal of improving stockholder value.

The following “Compensation Committee report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Compensation Committee report

The Compensation Committee reviewed this “Compensation discussion and analysis” and discussed its contents with Company management. Based on the review and discussions, the Committee has recommended that this “Compensation discussion and analysis” be included in the proxy statement.

Respectfully submitted by the Compensation Committee:

                    Robert C. Kagle                              Elisabeth H. DeMarse
                    Chairman

April 14, 2008

Summary compensation table

The following table sets forth information regarding compensation earned in 2007 by our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executives employed at the end of the fiscal year, and two former executive officers for whom disclosure would have been required had their employment not terminated during 2007 (these individuals are collectively referred to as our “named executive officers”):

							Non-Equity
							Incentive
					Stock	Option	Plan		All Other
		Salary	Bonus		Awards	Awards	Compensation		Compensation		Total
Name and Principal Position	Year	($)	($)		($)(1)	($)(2)	($)(3)		($)(4)		($)

Joseph Patrick Lashinsky	2007	329,167	0		216,056	422,836	140,000		7,397	(6)	1,115,456
Chief Executive Officer and President(5)	2006	221,503	0		0	81,515	52,000		3,121	(7)	358,139
Richard F. Sommer	2007	189,626	0		0	843,136	0		248,294	(9)	1,281,056
Former Chief Executive Officer(8)	2006	128,974	100,000	(10)	0	328,740	0	(10)	0		557,714
David A. Rector	2007	246,375	25,000	(12)	0	250,597	39,750		8,074	(13)	569,796
Senior Vice President and Chief Financial Officer(11)	2006	185,577	0		0	68,263	40,000		3,388	(14)	297,228
Gary M. Beasley	2007	6,058	0		0	151,638	0		164,162	(16)	321,858
Former President and Chief Financial Officer(15)	2006	285,962	0		0	484,803	55,125		3,204	(17)	829,094
William C. Sinclair	2007	222,000	0		0	138,675	33,900		4,906	(18)	399,481
Executive Vice President, Operations and Business Development	2006	207,500	0		0	59,621	35,000		2,451		304,572
Genevieve C. Combes	2007	190,000	0		0	180,003	29,250		2,988	(19)	402,241
Senior Vice President, Planning and Operations	2006	159,992	0		0	65,720	35,000		262	(20)	260,974
Robert J. Yakominich	2007	83,654	10,000	(22)	0	33,217	11,250		1,580	(23)	139,701
Senior Vice President, Sales(21)
Thomas M. Perrault	2007	148,874	15,000	(22)	0	41,143	0		23,903	(25)	228,920
Former Vice President, Human Resources(24)
Richard W. Williams	2007	93,750	0		0	28,797	0		54,678	(27)	177,225
Former VP and Chief Accounting Officer(26)

(1)	The amounts in the stock awards column reflect amounts recognized as compensation expense for financial statement reporting purposes relating to restricted stock grants for the relevant fiscal years, without taking into consideration a forfeiture assumption, as required by the SEC for disclosure purposes in this table. The information regarding the valuation assumptions used is included in footnote 7 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

(2)	The amounts in the option awards column reflect amounts recognized as compensation expense for financial statement reporting purposes for the relevant fiscal years, in accordance with FAS 123(R), without taking into consideration a forfeiture assumption, as required by the SEC for disclosure purposes in this table. The information regarding the valuation assumptions used is included in footnote 7 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

(3)	Amounts consist of bonuses earned under the Company’s Management Incentive Plan for services rendered in the relevant fiscal year. These amounts were approved by the Compensation Committee of the Company’s Board of Directors in January of the following fiscal year.

(4)	Unless otherwise footnoted, represents life insurance premiums paid by the Company.

(5)	Mr. Lashinsky was promoted to the position of President effective January 5, 2007, and to the additional position of Chief Executive Officer effective June 4, 2007.

(6)	Includes a match of $2,250 under the Company’s 401(k) plan, tax grossups of $2,629 and taxable fringe benefits of $968.

(7)	Includes a match of $2,200 under the Company’s 401(k) plan.

(8)	Mr. Sommer resigned from his position as the Company’s Chief Executive Officer effective June 4, 2007.

(9)	Includes severance of $230,256 paid pursuant to the terms of his termination and release agreement dated as of June 4, 2007 and $18,038 in commission discounts for residential real estate transactions conducted through the Company’s employee discount program.

(10)	Pursuant to the terms of his offer letter dated August 24, 2006, Mr. Sommer received a $100,000 signing bonus and was eligible to earn a target incentive bonus equal to up to 100% of his $400,000 base salary. In January 2007, the Compensation Committee of the Company’s Board of Directors approved an incentive bonus to Mr. Sommer for fiscal year 2006 in the amount of $100,000, which was fully offset by the $100,000 signing bonus previously paid to Mr. Sommer.

(11)	Mr. Rector was promoted to the position of Chief Financial Officer effective May 2007.

(12)	Bonus paid in consideration of Mr. Rector’s acting as the Company’s Interim Chief Financial Officer from January to May 2007.

(13)	Includes a match of $2,250 under the Company’s 401(k) plan, tax grossups of $2,258 and taxable fringe benefits of $250.

(14)	Includes a match of $1,856 under the Company’s 401(k) plan.

(15)	Mr. Beasley resigned from the Company on December 8, 2006, effective January 5, 2007.

(16)	Includes a match of $963 under the Company’s 401(k) plan. Also includes a payment of accrued paid time off equivalent to $35,088 and a payment of $120,000 for consulting services, in each case pursuant to the terms of his separation agreement and release dated as of February 2, 2007, and a vacation allowance of $8,000 as agreed orally between the Company and Mr. Beasley.

(17)	Includes a match of $2,200 under the Company’s 401(k) plan.

(18)	Includes tax grossups of $157 and taxable fringe benefits of $844.

(19)	Includes match of $2,250 under the Company’s 401(k) plan and tax grossups of $60.

(20)	Equals a match under the Company’s 401(k) plan.

(21)	Mr. Yakominich joined the Company in August 2007.

(22)	Represents a signing bonus.

(23)	Includes a match of $937 under the Company’s 401(k) plan.

(24)	Mr. Perrault joined the Company in January 2007. His employment with the Company terminated in October 2007.

(25)	Includes $23,129 in commission discounts for residential real estate transactions conducted through the Company’s employee discount program. Does not include payments made or to be made to Mr. Perrault pursuant to the terms of his settlement agreement and release executed in January 2008.

(26)	Mr. Williams joined the Company in April 2007. His employment with the Company terminated in September 2007.

(27)	Includes severance of $38,942 paid pursuant to the terms of his separation agreement and release dated as of September 14, 2007. Also includes relocation allowance of $15,000.

Grants of plan-based awards table

The following table sets forth information regarding plan-based awards to our named executive officers for 2007:

						All Other
						Option
					All Other	Awards:
					Stock	Number of	Exercise	Grant Date
					Awards:	Shares	Price of	Fair Value of
		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Number of	Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Shares	Options	Awards	Option Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(3)	($/Sh)	($)

Joseph Patrick Lashinsky	1/12/07					250,000	7.75	1,056,250
	9/13/07					300,000	6.68	997,200
	9/13/07				225,000			1,503,000	(4)
		140,000	280,000	560,000

Richard F. Sommer		200,000	400,000	800,000

David A. Rector	1/12/07					25,000	7.75	105,625
	3/27/07					175,000	7.11	673,925
		39,750	79,500	159,000

William C. Sinclair	3/27/07					100,000	7.11	385,100
		33,900	67,800	135,600

Genevieve C. Combes	1/12/07					60,000	7.75	253,500
	3/27/07					40,000	7.11	154,040
		29,250	58,500	117,000

Robert J. Yakominich	9/13/07					130,000	6.68	432,120
		33,750	67,500	135,000

Thomas M. Perrault	1/12/07					40,000	7.75	169,000
		28,800	57,600	115,200

Richard W. Williams	5/24/07					40,000	7.69	160,960
		33,750	67,500	135,000

(1)	In March 2007, the Compensation Committee approved the Management Incentive Plan — Fiscal Year 2007. The performance hurdles under the plan were subsequently revised. For more information on the plan, see page 20 under “Compensation discussion and analysis — Principal elements of compensation — Annual incentive compensation.” Amounts shown are the estimated payments under the plan upon the Company’s achievement of the revised sub-target, target and above-target performance hurdles. Proposed payments under the plan for the achievement of the target hurdles (shown above under “Target”) were 100% of base salary for the Chief Executive Officer, 40% of base salary for the President, and 30% of base salary for others with a title of Vice President or higher; however, because the plan called for different potential payments for the Company’s Chief Executive Officer and its President, and because Mr. Lashinsky held one or both positions at different times during 2007, Mr. Lashinsky’s amended employment agreement specified that his target annual cash bonus would be up to 80% of his base salary. Proposed payments under the plan for the Company’s achievement of sub-target hurdles (shown above under “Threshold”) were half these amounts and for the Company’s achievement of above-target hurdles (shown above under “Maximum”) were twice these amounts; Mr. Lashinsky’s payments at sub-target and above-target hurdles have been estimated accordingly. The Compensation Committee retained the power, in its discretion, to increase or reduce any such proposed payment based on individual job performance, and to reduce any such proposed payment on a prorated basis for any person, such as Mr. Yakominich, who did not become eligible to participate in the plan until after January 1, 2007. The bonuses actually paid under the plan to the named executive officers were approved by the Compensation Committee in January 2008 and are reflected in the “Summary compensation table” on page 26. Because Mr. Sommer, Mr. Perrault and Mr. Williams were not employed by the Company on December 31, 2007, they were not eligible to receive payments under the plan, but payments have been estimated assuming that such persons had remained employed through that date at their base salary in effect upon the termination of their employment. Mr. Beasley, who resigned from the Company before the plan was adopted, was not covered by the plan.

(2)	Represents shares of restricted stock awarded to Mr. Lashinsky in connection with his promotion to Chief Executive Officer. This award vests as to 28,125 shares each June 4 and December 4, beginning December 4, 2007, until fully vested, provided Mr. Lashinsky remains employed by the Company.

(3)	Options vest and become exercisable at the rate of 25% of the total number of shares on the one-year anniversary of the date of grant and 1/48th of the total number of shares on the first day of each month thereafter as long as the holder remains employed by the Company.

(4)	Based on a value of $6.68 per share, which was the closing price of the Company’s common stock on the September 13, 2007 grant date.

Outstanding equity awards at fiscal year end table

The following table provides information regarding each unexercised stock option and other outstanding equity award held by our named executive officers as of December 31, 2007:

	Option Awards(1)						Stock Awards
	Number of
	Shares							Market
	Underlying		Number of Shares		Option			Value of
	Unexercised		Underlying		Exercise	Option	# of Shares	Unvested
	Options		Unexercised Options		Price	Expiration	that Have	Shares
Name	Exercisable (#)		Unexercisable (#)		($)	Date	Not Vested	($)

Joseph Patrick Lashinsky	1,718		0		0.99	3/3/2012
	57,760		0		0.99	3/5/2012
	16,666		0		0.99	4/10/2012
	9,375		625		7.50	3/28/2014
	18,754		6,246		16.50	12/15/2014
	23,958		26,042		8.40	1/2/2016
	0		250,000		7.75	1/11/2017
	0		300,000		6.68	9/12/2017
							196,875	1,102,500	(2)
Richard F. Sommer	312,500	(3)	0		6.06	9/5/2016
David A. Rector	8,395		0		0.99	4/10/2012
	20,000		0		0.99	10/28/2012
	15,624		1,042		7.50	3/28/2014
	11,256		3,744		16.50	12/15/2014
	19,166		20,834		8.40	1/2/2016
	6,667		13,333		5.97	8/8/2016
	0		25,000		7.75	1/11/2017
	0		175,000		7.11	3/26/2017
William C. Sinclair	83,333		0		0.99	10/28/2012
	15,624		1,042		7.50	3/28/2014
	18,754		6,246		16.50	12/15/2014
	14,375		15,625		8.40	1/2/2016
	0		100,000		7.11	3/26/2017
Genevieve C. Combes	6,944		1,389		11.25	8/25/2014
	3,749		1,251		16.50	12/15/2014
	7,536		4,131		13.88	7/25/2015
	9,583		10,417		8.40	1/2/2016
	13,333		26,667		5.97	8/8/2016
	0		60,000		7.75	1/11/2017
	0		40,000		7.11	3/26/2017
Robert J. Yakominich	0		130,000	(3)	6.68	9/12/2017

(1)	Except as noted, each option grant to the named executive officer vests either as to (i) one-fourth of the shares on the one-year anniversary of the vesting commencement date and one forty-eighth of the shares on the first day of each calendar month thereafter or (ii) one-forty-eighth of the shares on the first day of each calendar month after the vesting commencement date.

(2)	Based on a value of $5.60 per share, which was the closing price of the Company’s common stock on December 31, 2007.

(3)	Mr. Sommer’s September 6, 2006 option and Mr. Yakominich’s September 13, 2007 option were each granted outside the Company’s option plan and without stockholder approval pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv), which exempts inducement grants to new employees from the stockholder approval requirements.

Option exercises and stock vested table

The following table provides information on stock option exercises and stock awards vesting for our named executive officers in 2007:

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on	on Exercise	Acquired on	on Vesting
Name	Exercise (#)	($)	Vesting (#)	($)

Joseph Patrick Lashinsky	—	—	28,125 (1)	138,938 (2)
Gary M. Beasley	131,205	650,322	—	—

(1)	10,055 of these shares were surrendered to the Company as payment of a withholding tax obligation.

(2)	Based on a value of $4.94 per share, which was the closing price of the Company’s common stock on the December 4, 2007 vesting date.

Compensation committee interlocks and insider participation

The members of our Compensation Committee during fiscal year 2007 were Mr. Kagle, Mr. Cellier (until October 2007) and Ms. DeMarse. None of the members of our Compensation Committee has served as one of our officers or employees. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee, nor did any such interlocking relationship exist during the last fiscal year.

The following “Audit Committee Report” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Audit Committee Report

The Audit Committee is responsible for reviewing the scope and timing of audit services and any other services that ZipRealty’s independent registered public accounting firm is asked to perform, the auditor’s report on ZipRealty’s consolidated financial statements following completion of its audit, and ZipRealty’s policies and procedures with respect to internal accounting and financial controls. The Board of Directors adopted a revised written charter for the Audit Committee in March 2006, a copy of which is available on our website at www.ziprealty.com under “Investor Relations — Corporate Governance — Governance Documents.” The Company’s website address provided above is not intended to function as a hyperlink, and the information on the Company’s website is not and should not be considered part of this proxy statement and is not incorporated by reference herein. All members of this committee are independent members of the Board of Directors.

We reviewed ZipRealty’s audited consolidated financial statements for fiscal year 2007 and discussed such statements with management. We discussed the matters required by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU § 380) with PricewaterhouseCoopers LLP, ZipRealty’s independent registered public accounting firm during fiscal year 2007. We also received the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) from PricewaterhouseCoopers LLP and discussed with them their independence.

Based on the review and discussions noted above, we recommended to the Board of Directors that ZipRealty’s audited consolidated financial statements be included in its Annual Report on Form 10-K and the annual report to stockholders for the year ended December 31, 2007, and be filed with the U.S. Securities and Exchange Commission.

Respectfully submitted by the Audit Committee:

Gary A. Wetsel	Elisabeth H. DeMarse	Stanley M. Koonce, Jr.
Chairman

April 14, 2008

Stockholder Proposals

You may present proposals for inclusion in our proxy statement for consideration at our 2009 annual meeting by submitting them in writing to our Secretary in a timely manner. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, as amended, your proposals must be received by us no later than December 19, 2008 to be included in the proxy statement for that meeting and must comply with the requirements of Rule 14a-8.

Any proposals submitted by you after December 19, 2008, but on or before January 18, 2009, may be eligible for consideration at next year’s annual meeting, but will not be eligible for inclusion in the proxy statement for that meeting. Any proposals received after January 18, 2009 will be considered untimely for our 2009 annual meeting.

By order of the Board of Directors,

Larry S. Bercovich
Secretary

April 18, 2008

ZIPREALTY, INC.
PROXY
This proxy is solicited by the Board of Directors for use at the Annual Meeting of Stockholders.
The shares of stock you are entitled to vote will be voted as you specify on the reverse side.
If no choice is specified, the proxy will be voted “FOR” Item 1 and 2 and in the discretion of the proxyholders on any other matter that properly comes before the meeting.
By signing the proxy, you revoke all prior proxies and appoint David A. Rector and Genevieve C. Combes, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting of Stockholders to be held at the Four Seasons Hotel, 757 Market Street, San Francisco, California 94103, on May 21, 2008, at 9:30 a.m., Local Time, or any adjournment or postponement thereof.
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY CARD IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.
(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF
ZIPREALTY, INC.
May 21, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1. Election of three Class I directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ Elisabeth H. DeMarse	Class I director
		¡ Joseph Patrick Lashinsky	Class I director
☐	WITHHOLD AUTHORITY	¡ Donald F. Wood	Class I director
FOR ALL NOMINEES

☐	FOR ALL EXCEPT
(See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008:	☐	☐	☐

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL AND IN THE DISCRETION OF PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.